DATED 5 MARCH 2003

                             JOINT VENTURE AGREEMENT

                                     BETWEEN

                      MIEN TRUNG INDUSTRIAL COMPANY (MINCO)

                                      AND

                         NEW VIETNAM MINING CORP (NVMC)

JOINT VENTURE AGREEMENT

Based on the Law on Foreign Investment in Vietnam and other relevant legal documents, the Parties mentioned hereinafter have signed a Joint Venture
Agreement to establish in the Socialist Republic of Vietnam a Joint Venture
Enterprise with the following contents:

     1.   MIEN TRUNG INDUSTRIAL COMPANY (called "Minco")

          Address: Binh Phuc, Thang Binh, Quang Nam, Vietnam
          Phone: 84-510-665023/665022 Fax: 84-510-665024
          Authorised Representative: Mr. Nguyen Xuan Tuong;
          Title: Director
          Main line of business: Exploration, Exploitation, Processing and
          Trading Minerals, Consulting on investment for mining activities and mining design
          Certificate of Operation: No 106994
          Registered at: Economic Arbitration Danang Date: 30/07/1993

     2.   NEW VIETNAM MINING CORP (called "NVMC") a company incorporated in
          British Columbia, Canada on 25 January 1994, and continued as an
          International Business Company in the British Virgin Islands on 3 June
          1997
          Address: 1760 - 750 West Pender Street, Vancouver, B.C, Canada, V6C2T8
          Phone: 001 604 669 1580
          Fax: 001 604 681 0269
          Authorised Representative: Mr. Paul Frederick Seton
          Title: Vice President
          Main Line of Business: Mining Industry, Exploration, Development,
          Operations and Management of Mines
          Certificate of Incorporation: No: 463216 B.C LTD.
          Registered at: British Virgin Islands Date: 25 January, 1994
          Certificate of Change of Name: No: 463216
          Registered at: British Virgin Islands Date: 07 February, 1994
          Certificate of Continuation: No: 234416
          Registered at: British Virgin Islands Date: 03 June, 1997

BACKGROUND

A.   Minco and NVMC wish to cooperate in the exploration, development and production of gold and other potential Minerals in the Project Area.

B.   NVMC has the financial ability, technical competence and professional skills necessary to carry out Mining Operations hereinafter described, and has since 1998, pursuant to Exploration Licences 1953 & 1955 QD DCKS issued by Vietnam's Ministry of Industry, carried out exploration on the Project
     Area.

C.   NVMC has determined that the Project Area contains a commercial discovery which would support a Decision to Mine and intends to commence production in conjunction with continued exploration of the Project Area.

D.   The Parties wish to enter into a joint venture accordingly for the purpose set out above.

E.   To establish the Joint Venture Enterprise, Minco and NVMC have agreed to enter into this Agreement, which will govern all matters concerning each
     Party's interest in the Joint Venture and the Enterprise, including the applications for Investment, Exploration and Mining Licences relating to the Project Area.

                                        3

AGREEMENT:

                                  PRELIMINARY

1.0 DEFINITIONS

     1.1  Unless the context otherwise requires, the terms used in this
          Agreement shall have the meanings set out below:

     "AGREEMENT"             means the Joint Venture Agreement set forth herein
                             and includes any schedules and provisions contained
                             in such schedules and any amendments thereto in
                             accordance with clause 28.2;

     "BOARD OF MANAGEMENT"   means the board of management of the Enterprise as
     and/or "BOARD"          defined in clause 19.1;

     "CHARTER"               means the charter of the Enterprise, executed
                             contemporaneously with this Agreement and as
                             registered with MPI, as it may be amended from time
                             to time;

     "COMMENCEMENT DATE"     means the date of execution of this Agreement;

     "DECISION TO MINE"      means a decision to establish and develop a mine in
                             the Project Area, taken by the Board under Section
                             9.0;

     "DECREE 24"             means Decree No. 24/2000/ND-CP dated 31 July 2000
                             as it may be amended, replaced or supplemented at
                             any time and from time to time by the Vietnamese
                             Government;

     "EFFECTIVE DATE"        means the date upon which the Investment Licence is
                             issued;

     "ENTERPRISE"            means the limited liability company to be
                             established by the Parties, by the registration of
                             the Charter in Vietnam, to carry out the Project as
                             provided for in this Agreement;

     "EXPENDITURE"           means all monies properly expended or to be
                             expended on the Project by the Enterprise or the
                             Parties pursuant to this Agreement, and includes
                             (but not in limitation) all capital expenditure and
                             costs involved in -

                             (a)  establishing the Enterprise,

                             (b)  carrying out Exploration Activities,

                             (c)  the design and construction of the Mining
                                  Facilities,

                             (d)  conducting Mining Operations,

                             (e)  any other expenses incurred by the Parties,
                                  properly chargeable to the Enterprise;

     "EXPLORATION            means all activities and operations conducted for
     ACTIVITIES"             the purpose of delineation, assessment and the
                             geological examination of the Minerals including,
                             but not limited to, all geochemical and geophysical
                             surveys, drilling, sampling, aerial surveys,
                             electromagnetic and radiometric surveys to enable
                             the preparation of a Feasibility Study whether
                             conducted prior or pursuant to this Agreement;

     "EXPLORATION AREA"      means the area which is more particularly described
                             in Schedule A, as changed by an extension or
                             reduction in accordance with this Agreement from
                             time to time with the approval of the licensing
                             authority;

     "EXPLORATION LICENCE"   means a licence issued by the Government on terms
                             acceptable to the Enterprise which authorises the
                             Enterprise to carry out Exploration Activities and
                             gives special rights for a Mining Licence;

     "FEASIBILITY STUDY"     means a study carried out for the purpose of
                             gathering information for use in or capable of
                             being used in the preparation of a formal detailed
                             study designed to determine the commercial
                             viability of Mining Operations and includes such
                             study in a format which is capable of being used
                             for the purpose of securing from financial
                             institutions, capital funds for Mining Operations,
                             and upon which a decision whether or not to conduct
                             Mining Operations can be properly based;

     "FOREIGN INVESTMENT     means the Law, Decree 24 and all other Vietnamese
     LEGISLATION"            Laws solely applicable to foreign investment under
                             the Law;

     "FOREIGN PARTY"         includes NVMC and any other foreign enterprise
                             which is admitted as a party to this Agreement and
                             accedes to this Agreement at any time during the
                             Term;

     "GOVERNMENT"            means the Government of Vietnam (including the
                             Prime Minister) and its State Committees,
                             Ministries, General Departments, Agencies and
                             Instrumentalities and also includes local People's
                             Committees, Departments and Authorities;

     "INVESTMENT LICENCE"    means a foreign investment licence issued by MPI
                             under the Foreign Investment Legislation, which
                             authorises the Enterprise to carry out the Project
                             in the manner contemplated by the Charter and this
                             Agreement and which is otherwise on terms
                             acceptable to the Parties, as that licence may be
                             extended, amended, varied, supplemented or replaced
                             from time to time by MPI or other relevant
                             licensing authority;

     "JOINT VENTURE"         means the contractual relationship of the Parties
                             that shall come into existence pursuant to Section
                             2.0;

     "LAND LAW"              means the Law on Land dated 14 July 1993, as
                             amended by Law No.10/1998/QH10 dated 2 December
                             1998 and Law No.25/2001/QH10 dated 29 June 2001,
                             the Ordinance on the rights and obligations of
                             foreign organisations and individuals leasing land
                             in Vietnam promulgated on 14 October 1994 and
                             Decree No. 11/CP dated 24 January 1995 of the
                             Government implementing that Ordinance together
                             with the regulations on rentals for leasing land,
                             water and sea surfaces applicable to foreign
                             investment in Vietnam under Decision No.
                             189/2000/QD-BTC dated 24 November 2000 of MOF;

     "LAW"                   means the Law on Foreign Investment in Vietnam
                             dated 12 November 1996 as amended by the Law dated
                             9 June 2000 amending, and adding to, the Law on
                             Foreign Investment in Vietnam dated 12 November
                             1996 and as those Laws may be subsequently amended,

                                        5

                             replaced or supplemented at any time and from time
                             to time by the National Assembly;

     "LEGAL CAPITAL"         means the legal capital of the Enterprise as set
                             out in its Charter and more particularly described
                             in Section 4.0;

     "LEGAL CAPITAL          means the Parties respective contribution to the
     CONTRIBUTION"           Legal Capital as described in Section 4.0;

     "LOAN CAPITAL"          means the part of the Total Invested Capital not
                             contributed as Legal Capital which the Enterprise
                             may borrow from the Parties or from third parties;

     "MINERALS"              means all natural deposits and natural
                             accumulations containing ores, minerals and/or
                             basic chemical elements of all kinds, either in
                             elemental form or in association or chemical
                             combination with other metallic or non-metallic
                             elements (with the exception of hydrocarbon
                             compounds, coal and radioactive Minerals) located
                             in the Project Area including gold, precious
                             metals, and other associated metals and minerals;

     "MINING AREA"           means the area known as Bai Go and Bai Dat
                             which is more particularly described in Schedule A
                             as changed by an extension or reduction in
                             accordance with this Agreement from time to time
                             with the approval of the licensing authority;

     "MINING FACILITIES"     means the plant, facilities and infrastructure
                             built or brought onto the Project Area for the
                             purpose of mining, milling, crushing, separating,
                             concentrating, smelting, refining, packaging,
                             storing or transporting the Minerals;

     "MINING LICENCE"        means a licence issued by the Government on terms
                             acceptable to the Enterprise to carry out Mining
                             Operations on the Project Area or any part of it;

     "MINING OPERATIONS"     means all activities conducted for the purpose of
                             constructing the mine and work or activity of
                             mining, removing, extracting, treating, drying,
                             packaging and handling the Minerals from the
                             Project Area by open pit or underground mining or
                             alluvial mining or any other methods now known or
                             hereafter developed;

     "MOF"                   means Vietnam's Ministry of Finance;

     "MPI"                   means Vietnam's Ministry of Planning and Investment
                             which is responsible for the approval and issue of
                             foreign investment licences under the Foreign
                             Investment Legislation;

     "PARTICIPATING          means, in relation to each Party its percentage
     INTEREST"               of -

                             (a)  ownership of the Legal Capital from time to
                                  time, and

                             (b)  obligation to contribute to Expenditure, and

                             (c)  beneficial ownership as a tenant in common of
                                  an undivided share in all assets held by the
                                  Enterprise, and

                             (d)  the right to receive in kind and dispose of
                                  for its own account Minerals (in whatever
                                  form) derived from the Project Area, and

                             (e)  all other rights, liabilities and obligations
                                  in accordance with this Agreement,

                             as set out in clause 4.2, or as varied from time to
                             time;

     "PARTIES"               means the Vietnamese Party and the Foreign Party
                             and their respective successors and permitted
                             assignees, and "Party" means any of them as
                             appropriate;

     "PROJECT"               means the conduct of Exploration Activities, the
                             preparation of Feasibility Studies and, if so
                             decided as described herein, the design and
                             construction of Mining Facilities and the conduct
                             of Mining Operations in the Project Area pursuant
                             to this Agreement and to ultimate sale of Minerals
                             recovered as a result of Mining Operations;

     "PROJECT AREA"          means the area particularly described in Schedule A
                             in which all exploration and mining will be
                             conducted (incorporating the Mining Area and the
                             Exploration Area), as changed by an extension or
                             reduction in accordance with this Agreement from
                             time to time with the approval of the licensing
                             authority;

                             The Project Area of 70 sq.km in Phuoc Son and Nam
                             Giang Districts, Quang Nam Province as presented in
                             Schedule A with the following coordinates:

                                          UTM COORDINATE
                                     ------------------------
                             POINT     Y (UTM)      X (UTM)
                             -----   ----------   -----------
                               A     789525,748   1720981,794
                               B     793707,815   1716337,319
                               C     793313,984   1715982,713
                               D     795200,000   1713888,080
                               E     795200,000   1705850,000
                               F     791250,000   1705850,000
                               G     791250,000   1709255,760
                               H     787112,749   1713850,643
                               I     787079,617   1718779,468

     "TERM"                  means the period of time from the Commencement Date
                             to the Termination Date or such earlier or later
                             date of termination pursuant to this Agreement;

     "TERMINATION DATE"      means the date thirty (30) years after the
                             Effective Date or such later date agreed to by MPI
                             pursuant to clause 5.2;

     "THIRD PARTIES"         means any person other than the Parties;

     "TOTAL INVESTED         means the total amount to be invested by the
     CAPITAL"                Enterprise in order to complete the Project as
                             stated in the Investment Licence and as

                             particularly described in Section 13.0, as that
                             amount may be amended from time to time;

     "USD"                   means the lawful currency of the United States of
                             America;

     "VIETNAM"               means the Socialist Republic of Vietnam;

     "VIETNAMESE LAW"        means all legislation issued by the National
                             Assembly, the Standing Committee of the National
                             Assembly and the Government, in force from time to
                             time including, but not limited to, laws,
                             ordinances, decrees, circulars, official letters,
                             decisions and other pronouncements.

     "VIETNAMESE  PARTY"     includes Minco and any other Vietnamese enterprise
                             which is admitted as a party to this Agreement and
                             accedes to this Agreement at any time during the
                             Term.

     1.2  For the purpose of the interpretation or construction of this
          Agreement:

          1.2.1    except where the context otherwise requires, words importing the singular include the plural and vice versa, and one
                   gender includes the other genders;

          1.2.2    headings have been inserted for convenience only and shall not affect the interpretation of this Agreement;

          1.2.3    a "person" includes natural persons, firms, companies and any other bodies, associations or organisations;

          1.2.4    references to dates and times are to Vietnamese dates and
                   times;

          1.2.5    references to monetary amounts are to USD;

          1.2.6    references to sections, clauses, subclauses and schedules are references to sections, clauses, subclauses and schedules in or to this Agreement;

          1.2.7    any expression related to an expression defined in this
                   Agreement shall have a meaning corresponding to the defined expression;

          1.2.8    any schedules to this Agreement and the provisions and
                   conditions contained in such schedules shall have the same effect as if set out in the body of this Agreement;

          1.2.9    references to any statute refer also to any regulation, order and notice made under or pursuant to the statute or
                   regulations made under the statute;

          1.2.10   references to laws, ordinances, decrees, regulations,
                   decisions, circulars and codes refer also to laws,
                   ordinances, decrees, regulations, decisions, circulars and codes amending, consolidating or re-enacting those referred to;

          1.2.11   any covenant not to do anything also constitutes an
                   obligation not to suffer, permit or cause that thing to be done;

          1.2.12   a right granted or reserved may be exercised from time to
                   time and at all times;

          1.2.13   the illegality, invalidity or unenforceability of any
                   provision in this Agreement shall not effect the legality, validity or enforceability of any other provision.

     ESTABLISHMENT

2.0  ESTABLISHMENT OF JOINT VENTURE

     2.1  The Parties hereby associate themselves in a joint venture to establish the Enterprise in accordance with the Foreign Investment
          Legislation to carry out the following objectives and all related activities upon and subject to the terms and conditions of this
          Agreement and the

          (a)  to carry out the Project;

          (b)  to carry out all other Exploration Activities;

          (c)  to carry on business in all products extracted or derived from the Project; and

          (d)  to carry out all other activities in accordance with Vietnamese
               Law which are, or may be, incidental or ancillary to the
               foregoing,

          in accordance with good and acceptable international practice and, in undertaking these objectives, the Enterprise has all the powers of a juridical person including, without limitation, the power to borrow, provide security, issue guarantees, open bank accounts in accordance with regulations and to enter into and perform contracts.

     2.2  The Parties shall share profits and losses in proportion to their respective Participating Interests.

     2.3  The duration of the Joint Venture will be for the Term, unless liquidated prior to the expiry of that period in accordance with the
          Foreign Investment Legislation or by agreement between the Parties.

     2.4  The relationship of the Parties shall be one of joint venturers. The rights, duties, obligations and responsibilities of the Parties shall be several and not joint and several. Neither this Agreement nor any activities of any Party referred to herein shall create any partnership, association, trust or other relationship under which any one or more of the Parties may be liable generally for the acts or omissions of any other Party or Parties, nor should this Agreement be considered or interpreted as constituting any Party the partner, agent or representative of the other Party except when otherwise expressly provided for. In particular, but without limitation, no Party shall have authority to pledge the credit of the other.

3.0  ESTABLISHMENT OF THE ENTERPRISE

     3.1  The Parties hereby agree to establish the Enterprise in accordance with the Foreign Investment Legislation:

          (a)  Name of Enterprise:

               in English: Phuoc Son Gold Company
               Limited ; in
               in Vietnamese: Cong Ty TNHH Vang Phuoc Son
               transaction name: PSGC

          (b)  Addresses of Enterprise

               Head office at Kham Duc Town,
               Phuoc Son District, Quang Nam
               Province;
               Main  production factory at Dak
               Sa, Phuoc Duc Commune,
               Phuoc Son District, Quang Nam
               Province;
               Representative office in Da Nang;

          (c)  Production capacity: app. 100,000 tpa of ore (initially);

          (d)  Products of the Enterprise to be marketed

               domestically 0%.
               internationally 100%;

          (e)  Enterprise's undertaking mining using modern technology, processing recovering useful minerals with the maximum rate (over
               90%), environmental protection according to Vietnamese Laws and international environment law.

                                        9

     3.2  The Parties agree that, contemporaneously with executing this
          Agreement, they will execute the Charter which, upon approval and registration by MPI, will establish the Enterprise under Vietnamese
          Law.

     3.3  The Enterprise shall be organized and managed in accordance with the terms of this Agreement and the Charter.

4.0  CAPITAL AND RESPONSIBILITIES

     4.1  The Legal Capital of the Enterprise shall be THREE MILLION UNITED
          STATES DOLLARS (USD 3,000,000.00) contributed by the Parties in proportion to their respective Participating Interests and in the manner set out below.

     4.2  At the Effective Date the Participating Interest of the Parties shall be as follows:

          4.2.1 MINCO - FIFTEEN PER CENT (15%)

          4.2.2 NVMC - EIGHTY FIVE PER CENT (85%)

          The Parties shall continue to hold such Participating Interests throughout the Term except as provided for in this Agreement and the
          Charter.

     4.3  MINCO's Legal Capital Contribution of FOUR HUNDRED AND FIFTY THOUSAND
          UNITED STATES DOLLARS (USD450,000) will be provided by MINCO deferring its rights to receive all distributions of profits to which it is entitled under Section 14.0 until its contribution to Legal Capital has been recovered in full. If at any time the cash flow requirements of the Enterprise require the Parties to make contributions to Legal
          Capital under Section 13.0 and there are no distributions of profits available to MINCO tor that purpose, MINCO will borrow the funds necessary either from other parties then holding Participating
          Interests under this Agreement (but those parties are not obligated to loan the funds to MINCO) or from a third party on terms agreed and satisfactory to those other parties.

     4.4  MINCO will also:

          4.4.1 liaise with local and central government to ensure co-operation and the efficient resolution of local and central government administrative matters;

          4.4.2 use their best endeavours to expedite the grant to the
                Enterprise of the Exploration Licence and if appropriate the
                Mining Licence; and

          4.4.3 provide the Enterprise with all assistance and advice on matters of procedure and protocol in Vietnam.

     4.5  NVMC's Legal Capital Contribution of TWO MILLION FIVE HUNDRED AND
          FIFTY THOUSAND UNITED STATES DOLLARS (USD 2,550,000) will be paid by
          NVMCas to USD 2,550,000 by credit of prior Exploration Expenditure.

     4.6  NVMC will also:

          4.6.1 provide the Enterprise with all available geological information concerning the Project Area that it has prepared;

          4.6.2 provide the benefit of its knowledge and expertise in modern mining and exploration practice; and

          4.6.3 arrange third party loans to the Enterprise (subject to Board approval).

     4.7  The parties undertake to contribute their respective Capital
          Contributions fully and on time

                                       10

     4.8  Any Party unable to complete Capital Contributions as scheduled in this section shall inform the other Party of the reasons therefor and the measures to be taken by that Party in order to resolve the situation at least twenty (20) days in advance.

5.0  TERM AND TERMINATION

     5.1  This Agreement shall commence on the Commencement Date and terminate on the Termination Date, but this Agreement shall terminate earlier if:

          5.1.1 the Investment Licence or any extension thereof expires, is terminated, cancelled or revoked;

          5.1.2 notice of termination is given in accordance with clauses 6.3 and 10.3;

          5.1.3 the Parties agree in writing to the early termination of this
                Agreement;

          5.1.4 notice of termination is given pursuant to clause 25.1.4;

     5.2  The parties may by agreement extend this Agreement, which extension shall be subject to approval by MPI.

     5.3  Where this Agreement is terminated under clause 5.1, other than as a result of a default by the Foreign Party, the Vietnamese Party is required to purchase the Participating Interest of the Foreign Party for a price agreed between the Parties and, if no agreement is reached within thirty (30) days from the date of termination, then the price will be determined by an international accounting firm nominated by the Foreign Party, who will value the Participating Interest of the
          Foreign Party on the basis that the Enterprise is a going concern and will continue to enjoy full use and benefit of its assets for a minimum period of twenty (20) years, including any right to use land or to lease land held by the Enterprise immediately before this
          Agreement was terminated.

     5.4  It is acknowledged that the transfer contemplated by clause 5.3 requires the approval of the Board. The Parties agree to ensure that their nominated Board members vote in favour of the transfer. If the
          Board does not approve the transfer and the Enterprise is to be liquidated or dissolved, then the Vietnamese Party will nevertheless pay the price calculated in accordance with clause 5.3 to the Foreign
          Party and following that payment the Vietnamese Party is fully entitled to all of the balance upon liquidation.

     5.5  Subject to clause 5.3 or unless the Parties otherwise agree, on termination of this Agreement in accordance with clause 5.1, the
          Enterprise will be dissolved as provided in the Charter and the
          Parties will take the steps required to bring about this liquidation.

     5.6  It is recognised by the Parties that dissolution of the Enterprise requires the unanimous approval of the Board. Where clause 5.5 operates, the Parties agree to direct their nominated members of the
          Board to vote in favour of the dissolution.

     5.7  If for any reason neither clause 5.3 or clause 5.4 operates, the liquidation committee referred to in the Foreign Investment
          Legislation ("LIQUIDATION COMMITTEE") applies the following guidelines:

          5.7.1 The physical assets of the Enterprise shall be assessed and valued at market value by an independent third party experienced in assessing the value of the types of assets owned or held by the Enterprise ("MARKET VALUE");

          5.7.2 In valuing and selling physical assets, the Liquidation
                Committee shall use every effort to obtain the highest possible price for those assets;

          5.7.3 If an asset of the Enterprise is sold or transferred to, or retained by, a Party at a value lower than the market value assessed for that asset under clause 5.7.1, then that asset is deemed to have been sold or transferred to, or retained by, that
                Party at its market value for the purposes of calculating that
                Party's share of the distribution of assets of the Enterprise under this clause 5.7.

                                       11

     5.8  The provisions of Sections 22.0, 24.0, 26.0 and 28.0 and the provisions of clauses 5.3 to 5.7 inclusive survive the termination of this Agreement.

                                    PROCEDURE

6.0  INVESTMENT LICENCE

     6.1  As soon as possible after the execution of this Agreement the Parties will lodge the Feasibility Study that has been prepared by NVMC together with this Agreement, the Charter and such other documents as may be required, with MPI in application for the Investment Licence.

     6.2  In making an application for the Investment Licence the Parties shall apply for all taxation benefits, concessions and other preferential treatment offered pursuant to the Foreign Investment Legislation and in particular shall apply for the taxation benefits, concessions and other preferential treatment as detailed in Schedule B.

     6.3  In the event that:

          6.3.1 the Investment Licence is issued upon terms and conditions which are inconsistent with the Parties' application referred to above and/or with the terms and conditions of this Agreement; or

          6.3.2 the Investment Licence is issued upon terms and conditions which are unacceptable to the Parties; or

          6.3.3 the Investment Licence does not issue within four (4) months from the date of lodgement of the application for an Investment
                Licence with MPI (or such later date as the Parties may agree in writing); then any party may terminate this Agreement and the
                Charter by notice in writing to the other Party.

     6.4  The parties record that a Feasibility Study has been prepared and adopted, a Decision to Mine has been taken, and an application for
          Mining Licence will be lodged, with respect to the Mining Area. The provisions of Sections 7.0, 8.0, 9.0 and 10.0 are inserted primarily in reference to the Exploration Area.

7.0  EXPLORATION

     7.1  The Parties acknowledge that an application for an Exploration Licence over all the Exploration Area has been submitted by NVMC on behalf of the Enterprise. The Vietnamese Party will do everything necessary to ensure that it is granted on terms acceptable to the Parties.

     7.2  As soon as practicable after the Effective Date the Enterprise will commence Exploration Activities to determine what parts of the
          Exploration Area are most prospective for Mining Operations.

     7.3  The Enterprise may relinquish all or any of the Exploration Area at any time or from time to time during the term of this Agreement and may apply to have further areas included in the Exploration Area and the Project Area.

8.0  FEASIBILITY STUDY

     8.1  The General Director, with the prior approval of the Board of
          Management, may commission the carrying out of a Feasibility Study of the type suitable for securing finance for mine development of any suitable deposit in the Project Area.

                                       12

     8.2  The Feasibility Study will include but not necessarily be limited to the following:

          8.2.1  a thorough geological investigation of all or part of the
                 Project Area and establishment of proven ore reserves as
                 defined by the Australian Institute of Mining and Metallurgy as
                 being sufficient to support a Mining Operation;

          8.2.2  a thorough study of the metallurgical properties of the ore;

          8.2.3  an analysis of likely mining conditions, the identification of suitable mining techniques and the costing of the same;

          8.2.4  investigation into the design and cost of a suitable processing plant;

          8.2.5  market research to determine the demand and likely price of the product;

          8.2.6  investigation and costing of options for the disposal of mine waste and tailings;

          8.2.7  selecting a suitable site and costing the establishment of any permanent settlement required to support the proposed mining operation;

          8.2.8  a study of likely significant environmental effects resulting from the establishment of a mine and any required supporting infrastructure;

          8.2.9  investigation of available options and costs of providing suitable supplies of water and power to the mine and plant;

          8.2.10 undertaking a thorough financial analysis of the project model based on the results of the preceding items with such analyses to include prospective cash flow and rates of return on
                 investment capital from mining;

          8.2.11 an investigation into the feasibility of establishing Mining
                 Operations.

9.0  DECISION TO MINE

     9.1  Any Decision to Mine shall be made by the Board of the Enterprise following review and acceptance of a Feasibility Study.

     9.2  If after completion of a Feasibility Study the General Director recommends the establishment and development of a mine in the Project
          Area then such recommendation shall be submitted to the Board for approval.

     9.3  If the General Director determines at any time that such establishment and development should be discontinued he/she shall submit a detailed recommendation setting forth the reasons for such recommendation to the Board for approval not to continue with the mine establishment and development.

     9.4  Upon the Board making a Decision to Mine and subject to them being satisfied that the project can or will be funded, and upon grant of the Mining Licence, the General Director shall immediately commission the design of the Mining Facilities.

     9.5  Any decision to commence construction of the Mining Facilities shall be made by the Board based on the design of the Mining Facilities commissioned by the General Director as such design may be amended prior to tabling with the Board of Management.

10.0 MINING LICENCE

     10.1 Once a Decision to Mine has been made, the Parties will lodge the
          Feasibility Study together with all documents as may be required, with the Government in application for the Mining Licence.

     10.2 In making an application for the Mining Licence the Parties shall apply for all benefits, concessions and other preferential treatment offered pursuant to the Foreign Investment Legislation and in particular shall apply for any benefits, concessions and other preferential treatment as detailed in Schedule B not already granted in the Investment Licence.

                                       13

     10.3 In the event that:

          10.3.1 the Mining Licence is issued upon terms and conditions which are inconsistent with the Parties' application and/or with the terms and conditions of this Agreement; or

          10.3.2 the Mining Licence is issued upon terms and conditions which are unacceptable to the Parties; or

          10.3.3 the Mining Licence does not issue within four (4) months from the date of lodgement of the application (or such later date as the Parties may agree in writing); then any party may terminate this Agreement and the Charter by notice in writing to the other Party. For the avoidance of doubt, the provisions of clause 10.3 shall also apply to any Mining Licence granted over the Mining Area.

     10.4 Upon grant of a Mining Licence over the Mining Area, Mining Operations in the Mining Area shall be implemented as follows:

          10.4.1 Construction - from month 2;

          10.4.2 Equipment installation from month 4;

          10.4.3 Trial Operation from month 9; and

          10.4.4 Official production from month 11.

11.0 MATERIAL AND LABOUR

     11.1 The Parties shall ensure that, wherever possible or practicable the
          Enterprise shall utilise materials produced or manufactured in Vietnam where such use would not be prejudicial to the Project.

     11.2 The Enterprise shall wherever possible, but subject to the provisions of this Section 11.0, use the services of Vietnamese citizens as consultants, employees and contractors subject to their experience, technical competence and costs being competitive on the international market and acceptable to the Enterprise.

     11.3 The Enterprise and its sub-contractors may bring into Vietnam such expatriate individuals as in the Enterprise's judgment are required to carry out operations efficiently.

     11.4 NVMC shall be entitled to carry out necessary managerial, technical and administrative services for the Enterprise, and charge normal commercial rates for doing so.

     11.5 Throughout the Term the Enterprise will provide an environment conducive to the training of unskilled and skilled labour and technical and professional personnel who are Vietnamese citizens, so that expatriate employees of the Enterprise will be reduced to the minimum level of efficient practical operation as soon as possible.

     11.6 The Parties agree to comply where practicable with the requirements of
          Vietnamese Law in relation to the terms and conditions of employment of Vietnamese citizens.

12.0 ENVIRONMENT

     12.1 The Parties shall ensure that in carrying out the Project, the
          Enterprise shall have regard to the surrounding environment and shall seek to protect the natural environment to the extent to which it is possible to do so having regard to the nature of the Project, such as rehabilitation of cultivated land.

                                       14

          FINANCIAL

13.0 TOTAL INVESTED CAPITAL AND FINANCING

     13.1 The Total Invested Capital of the Enterprise (as referred to in
          Article 14.1 of Decree 24) will depend on the scope of the operations undertaken by the Enterprise and cannot be accurately determined at the date of this Agreement. For the purposes of the Foreign Investment
          Legislation, the Total Invested Capital of the Enterprise (as referred to in Article 14.1 of Decree 24) has been estimated at approximately
          TEN MILLION UNITED STATES DOLLARS (USD 10,000,000.00), although this estimate is subject to variation. Capital costs are detailed in
          Schedule C.

     13.2 After the Effective Date the Parties may be called upon to contribute their Legal Capital Contributions and thereafter to provide in proportion to their Participating Interests, (whether by way of debt or equity or as otherwise agreed) such funds as may be required to meet Expenditure, pursuant to clause 13.3.

     13.3 The General Director may from time to time under authorisation from the Board (but not less than thirty (30) days in advance of any period requiring funds pursuant to an approved programme and budget) as and when required request in writing from the Parties liable to make the same, contribution of funds (either by way of an increase in Legal
          Capital Contributions, loans or otherwise as agreed by the Parties) to meet required Expenditure. The funds so requested shall be due and payable to the Enterprise thirty (30) days after the date of the request or such longer period as the Board may determine.

     13.4 Notwithstanding the above, if the Board of the Enterprise so determines, the Enterprise may arrange finance from a third party on terms it thinks fit in lieu of any part of the funds to be provided by the Parties. The Parties shall remain liable to provide funding to the
          Enterprise in proportion to their Participating Interests for any amount required by the Enterprise to meet Expenditure, but not funded by way of such third party financing.

14.0 DISTRIBUTION OF PROFITS

     14.1 Subject to clauses 14.3 and 14.4, the after tax profit of the
          Enterprise (that is, the net profit after deducting expenses, loan repayments and taxes, recovery of capital where allowed by Vietnamese
          Law and setting aside any amounts for any reserve fund) may be divided each year in proportion to each Party's Participating Interest. The amount of such after-tax profits distributed to the Parties shall be determined by the Board, which shall also determine the portion of the after-tax profit to be entered into any reserve fund.

     14.2 If the profit and loss statement in any particular year results in a loss that cannot be covered by any reserve fund then the said loss shall be recorded in and entered into the profit and loss statement and be carried forward in to the succeeding year or years but not exceeding five (5) years and the Enterprise shall be deemed not to have made any profits until such time as the loss recorded in and entered in to the profit and loss statement has been completely covered.

     14.3 With the approval of the Parties, the Board may create whether out of profits of the Enterprise or otherwise, such reserve funds and for such purposes, as it may see fit.

     14.4 Where cash flow is adequate, the Board may make distributions of profit (after properly providing for all anticipated expenses and taxes) on a three monthly basis.

                                       15

15.0 TRANSFER OF LEGAL CAPITAL

     15.1 Subject to the provisions of this section, and subject to the Foreign
          Investment Legislation and the Charter, a Party shall be free to transfer all or part of its Participating Interest to another person or enterprise.

     15.2 Any Party (the "ASSIGNING PARTY") wishing to transfer all or part of its Participating Interest (the "OFFERED INTEREST") shall first offer the same to the other Party (the "NON-ASSIGNING Party") upon such terms and conditions as it sees fit. Any such offer is revocable. In the event that the Non-Assigning Party does not agree within one (1)
          month after receipt of such offer, to acquire the Offered Interest upon such terms and conditions, the Assigning Party shall be free to sell and transfer the Offered Interest to any third party on terms and conditions which are not more favourable than those offered to the
          Non-Assigning Party.

     15.3 The transfer by the Assigning Party to a third party (the "PROPOSED
          ASSIGNEE") of the Offered Interest shall be conditional upon the
          Proposed Assignee executing an Agreement with the Non-Assigning Party under which the Proposed Assignee agrees to be bound by all of the provisions of this Agreement and to assume, observe and perform all the obligations and liabilities of the Assigning Party hereunder and under the Charter, limited only to the extent of the Participating
          Interest received by and held by the Proposed Assignee from the
          Assigning Party, and otherwise as though the Proposed Assignee was an original Party hereunder and under the Charter. No such assignment shall relieve the Assigning Party of any liability arising before the transfer is effected.

     15.4 Each Party may for the purposes of financing its obligations hereunder and other costs associated with such financing, with the consent of the other Party, mortgage or encumber all or any part of its
          Participating Interest and its right, title and interest hereunder provided that such Party who so mortgages or encumbers its interest shall ensure that such mortgage or encumbrance shall contain a clause that on any sale held in enforcement of the same, the interest being sold shall be first offered to the other Party to this Agreement on the terms and conditions contained herein.

     15.5 If either Party transfers all or any part of its Participating
          Interest to a third party, the Assigning Party may also assign to such third party the same proportion of any debts owed to it by the
          Enterprise and/or by the Non-Assigning Party. Such assignment of indebtedness may be effected by the Assigning Party serving a notice of assignment on the debtor (namely, the Enterprise and/or the
          Non-Assigning Party) and, from the time such notice is properly served, the debtor will thereafter owe the relevant proportion of such debts to the third party.

     15.6

          15.6.1 At the expiration of five (5) years from the end of the period in which the Enterprise makes profits for twelve (12)
                 consecutive months ("FIRST PROFIT MAKING PERIOD"), the
                 Vietnamese Party may acquire from the Foreign Party a
                 proportion of the Foreign Party's Participating Interest in the
                 Enterprise so that upon completion of that acquisition the
                 Participating Interests of the Parties for all of the purposes of this Agreement will be:

                    Vietnamese Party-   30%
                    Foreign Party-      70%.

          15.6.2 At the expiration of twenty (20) years from the end of the
                 First Profit Making Period, the Vietnamese Party may acquire from the Foreign Party a further proportion of the Foreign
                 Party's Participating Interest in the Enterprise so that upon completion of that acquisition the Participating Interests of the Parties for all of the purposes of this Agreement will be:

                                       16

                    Vietnamese Party-   50%
                    Foreign Party-      50%.

          15.6.3 Any acquisition under clause 15.6.1 or 15.6.2 will be made by the Vietnamese Party paying to the Foreign Party the fair
                 market value of the interest being acquired. The fair market value shall be agreed between the Parties and if the Parties do not agree that value within two (2) months from the date on which the Vietnamese Party became entitled to acquire that interest, the fair market value shall be assessed by Ernst &
                 Young (or its successor) and that assessment will be final and binding on the Parties. Upon payment of the agreed or assessed acquisition price by the Vietnamese Party and the Foreign
                 Party, the Parties will execute an assignment agreement and register the assignment with MPI under Article 33 of Decree 24.

          15.6.4 If the Vietnamese Party fails to proceed with an acquisition under clause 15.6.1 within three (3) months from the date on which the Vietnamese Party became entitled to acquire the
                 relevant interest, the Vietnamese Party will be regarded as having waived the right to make that acquisition, but that does not prevent the Vietnamese Party from exercising its right to make an acquisition under clause 15.6.2. However the
                 acquisition under clause 15.6.2 must be made within three (3)
                 months from the date on which the Vietnamese Party became
                 entitled under clause 15.6.2 to make that acquisition,
                 otherwise it will be regarded as having waived the right to make that acquisition.

16.0 ACCOUNTING PRINCIPLES

     16.1 Books of account shall be maintained by the Enterprise and shall be based on international accounting principles and standards approved by the Board and recognised by the MOF.

     16.2 The Board may apply to the MOF for adoption of a financial year which corresponds to the financial year of one or both of the Parties and if the MOF approves such application, the financial year of the
          Enterprise shall be the financial year so approved.

     16.3 At the end of each financial year of the Enterprise, the Board shall cause to be drawn up a set of financial statements for the Enterprise
          (including a balance sheet and profit and loss statement) and shall also prepare a report of the Board and any other relevant financial statements. The aforesaid financial statements and report of the Board shall be prepared in accordance with all relevant provisions of the
          Foreign Investment Legislation and shall be approved by a resolution of the Board and signed by the Chairman.

     16.4 After the financial statements and the report of the General Director have been approved by the Board and signed by the Chairman, they shall be submitted to the auditor of the Enterprise approved from time to time by the MOF to audit the accounts.

     16.5 The approved statements of the Enterprise and the report of the Board shall be submitted to MPI, the income tax authorities under MOF and other relevant authorities as stipulated within three (3) months after the end of the Enterprise's financial year and a copy of such statements, authenticated by the Chairman, shall also be provided to each Party.

17.0 BANKING AND INSURANCE

     17.1 The Enterprise shall maintain bank accounts in USD and Vietnamese dong with a Vietnamese Bank, or such other bank as the Board determines in accordance with the law. Signatories to all bank accounts shall be determined by the Board.

                                       17

     17.2 The required insurance cover for the Vietnamese employees of the
          Enterprise shall be arranged through insurance companies in Vietnam or such other international insurance company as the Enterprise may nominate from time to time.

     17.3 The Enterprise shall obtain appropriate insurance cover through an insurance company or companies operating in Vietnam or such other international insurance companies as the Enterprise may nominate from time to time for personal accident covering employees, consultants, contractors and third parties, loss or damage to property of the
          Enterprise either in transit or on site, and general public liability insurance.

18.0 SALE OF PRODUCT

     18.1 The Enterprise reserves the right to sell gold bullion, bar or other gold product or any other product of Mining Operations through its nominated agent in such places as the Enterprise may from time to time nominate or to distribute the product to the Parties in proportion with their Participating Interest.

     18.2 Revenue from the sale of gold will be deposited in the name of the
          Enterprise in the USD account (or such other currency account as the
          Parties may from time to time agree) maintained with such Bank either within or outside Vietnam as the Board determines pursuant to the regulations of the State Bank of Vietnam.

     18.3 Funds sufficient to cover the following expenditures will be remitted to the Enterprise's accounts in Vietnam:

          18.3.1 operating costs of the Enterprise required to be paid in
                 Vietnam;

          18.3.2 Vietnamese business income tax;

          18.3.3 value added tax;

          18.3.4 Vietnamese remittance tax;

          18.3.5 Vietnamese royalties;

          18.3.6 other authorised payments to the Government;

          18.3.7 profits from the operation due to the Vietnamese Party;

          18.3.8 any reserve fund requirements; and

          18.3.9 any other amounts required to be paid in Vietnam.

     18.4 Profits due to either Party and repayments of any loans made to the
          Enterprise shall be remitted to that Party's own account at a bank of its choosing on the signature of a duly authorised signatory on behalf of that Party.

     REGULATORY

19.0 BOARD OF MANAGEMENT

     19.1  The Enterprise shall be managed by a board of management consisting of six (6) members. The term of office of the Board is five (5)
           years. The initial Board shall be appointed by the Parties at the
           Effective Date. The Parties shall be entitled to appoint members of the Board at any time up to the following maximum:

           19.1.1 the Vietnamese Party - two (2) members;

           19.1.2 the Foreign Party - four (4) members.

     19.2  The Party which appoints a particular member to the Board shall be entitled to remove and replace such member at any time by notice in writing to the Board.

                                       18

     19.3  Members of the Board may be paid all traveling, hotel and other expenses properly incurred by them in attending and returning from meetings of the Board or in connection with the business of the
           Enterprise.

     19.4  The Chairman of the Board shall be one of the members of the Board who is unanimously nominated to that position by the Parties. Such person shall cease to be Chairman if the Parties unanimously agree to terminate his/her appointment or if such person ceases for any reason to be a member of the Board. The first Chairman shall be a representative of NVMC.

     19.5  The Board shall be responsible for the overall management of the
           Enterprise.

     19.6  Except in relation to the matters required by the Foreign Investment
           Legislation, decisions of the Board shall be valid and binding on the
           Enterprise if they are approved by a simple majority of votes cast by members present at a meeting of the Board. Each Party's
           representatives shall have the number of votes equal to the percentage of its Participating Interest. Only one of the
           representatives appointed by a Party shall exercise the votes of that
           Party.

     19.7  Amendments to the stipulations contained in the Charter including amendments to the name, seat and objectives of the Enterprise, increases in Legal Capital, and the liquidation of the Enterprise before the Termination Date (or any extension of it) may only be effected by agreement of the Parties and will not take effect prior to the approval of MPI being granted.

     19.8  In the event that the Board determines that the funding requirements of the Enterprise should be met by way of an increase in the Legal
           Capital and such increase is approved by the Parties then unless otherwise agreed, the Parties shall be liable to contribute the increase in Legal Capital.

20.0 MEETINGS OF THE BOARD OF MANAGEMENT

     20.1  The Board shall meet as often as business requires, but at least once a year, and such meeting shall be convened by the Chairman. The meetings of the Board shall be held at the place where the Enterprise has its seat or such other place or places as are mutually agreed by all the Parties.

     20.2  Meetings of the Board will be chaired by the Chairman, or, if the
           Chairman is not present, by a member elected from amongst those present.

     20.3  The quorum for a meeting of the Board shall be the presence in person or by representatives of at least two thirds of the members. A member of the Board shall be entitled to appoint a representative to attend at any particular meeting of the Board and to vote on that member's behalf.

     20.4  Notice of each Board Meeting shall be given by the Chairman in writing to all the Parties who shall be responsible for providing notice to their representative and shall be accompanied by an agenda.
           Such notice must be given at least twenty-one (21) days prior to the date of the proposed meeting of the Board unless otherwise agreed in writing by the Parties. Matters not included in the agenda for a meeting shall not be decided at the meeting to which the agenda applies unless the Parties agree.

     20.5  All proceedings of the Board shall be fully and accurately minuted in both English and Vietnamese and the minutes kept in a minute book under the charge of the Chairman. The Board shall determine the governing language of the minutes of Board meetings and shall determine the language used for reporting of the business.

                                       19

     20.6  All decisions of the Board shall be binding on the Parties and any resolution properly passed by the Board becomes effective immediately after it has been passed.

     20.7  Typed copies of all minutes covering all Board meetings shall be submitted to all Parties for approval before inclusion in the minute book. Within seven (7) days of receipt of the draft minutes each
           Party shall promptly notify the chairman and the other Party of any changes it believes should be made. Failure to notify within fourteen
           (14) days shall be deemed acceptance of the minutes. Minutes will be presented to the next meeting of the Board for verification. When the meeting is satisfied as to the accuracy of the minutes the chairman and a representative of each Party shall sign them as a true and correct record, and forward one copy to each of the Parties. The minutes shall always be signed by a representative of each Party.

     20.8  The Board may also take decisions without holding a meeting. A resolution in writing signed by all the members of the Board for the time being shall be as valid as if it had been passed unanimously at a meeting of the Board duly convened and held. Any such resolution may consist of several documents in like form, each signed by one or more members of the Board. Any such document purporting to have been sent by a member of the Board by facsimile, or other electronic means of communication shall be deemed to be signed by such members.

     20.9  The members of the Board may meet by means of a telephone meeting:

          20.9.1 "telephone meeting" means the contemporaneous linking together by telephone of members of the Board comprising a quorum (whether or not any one or more of those persons is outside Vietnam);

          20.9.2 "telephone" means and includes any electronic means of communication.

     20.10 A minute of the proceedings at a telephone meeting shall be conclusive evidence of the proceedings and the regularity of the meeting as certified in accordance with clause 20.7.

21.0 GENERAL MANAGEMENT OF THE ENTERPRISE

     21.1  The Board shall be responsible for appointing the General Director of the Enterprise and one (1) First Deputy General Director, and shall ensure that the conduct of all activities on the Project are conducted in accordance with good and acceptable international practice.

     21.2  The General Director shall be appointed from persons nominated by the
           Foreign Party. The First Deputy General Director shall be appointed from persons nominated by the Vietnamese Party. All nominees are to be fully conversant with the English language and have recognized technical or commercial qualifications relevant to the activities of the Enterprise. The First Deputy General Director shall be a
           Vietnamese citizen.

     21.3  The General Director and the First Deputy General Director shall be responsible for the management and conduct of the day to day business of the Enterprise. The Board shall determine the respective responsibilities and authorities of the General Director and the
           First Deputy General Director both of whom shall be responsible to the Board for the operations of the Enterprise.

     21.4  The General Director and the First Deputy General Director may, but
           need not, be members of the Board. If the General Director is not a member of the Board, he/she shall nevertheless be entitled to attend meetings of the Board but shall have no right to vote on any resolution put at such meeting.

     21.5  The Chairman of the Board and the General Director shall have the authority to represent the Enterprise before Vietnamese law courts and Vietnamese government authorities.

                                       20

     21.6  The General Director and the First Deputy General Director shall each be entitled to have authority to represent the Enterprise in relation to all matters falling within the scope of the duties so delegated to each of them by the Board.

     21.7  All annual work programmes, business plans and budgets in respect of the Project shall be prepared by the General Director and shall be approved by the Board.

     21.8  All work programmes shall include but not be limited to the following:

          21.8.1 a description of the aims and objectives of the programme;

          21.8.2 a detailed description of the work to be performed under the programme including mapping, surveys, sampling, drilling, assays, engineering and metallurgical studies and other detailed geotechnical activities to be undertaken;

          21.8.3 to the extent practicable identification of targets and areas which are to be subject to drilling or other detailed geotechnical activity;

          21.8.4 a description of the support services which are likely to be required to carry out the programme;

          21.8.5 estimates of the number of expatriates and Vietnamese citizens which will need to be engaged on the programme and of the costs of such employees;

          21.8.6 estimates of the cost of contractors, on an item by item basis, required to carry out the programme;

          21.8.7 an estimate of the capital expenditure and associated cost, including the cost of the finance likely to be required in connection with the programme;

          21.8.8 a breakdown of all fees, rental and other similar charges payable pursuant to any Vietnamese Law during the programme period;

          21.8.9 a breakdown of estimated costs of office and other overhead expenses to be allocated to the programme and budget;

          21.8.10 a contingency sum to cover miscellaneous items and overruns.

     21.9  All work programmes, business plans and budgets shall be prepared and calculated on a financial year basis unless otherwise mutually agreed by the Parties (who shall instruct their members of the Board concerning the matter) except for the first such work programme, business plan and budget which will cover the period from the
           Effective Date until the end of the current financial year.

     21.10 The Parties agree that any work programme, business plan and budget may be amended from time to time by the General Director, by the revision, addition or deletion of any work, expenditure or commitment not previously included or made, or by the addition of any work not previously included, provided that no such revision, addition or deletion shall be made if it would otherwise result in the Enterprise being in default of any obligations under Vietnamese Law. Any material amendment of work programmes and budgets will require the approval of the Board.

     21.11 In addition to his/her other responsibilities the General Director shall also be responsible for the following matters:

           21.11.1 the preparation and implementation of work programmes, business plans and budgets;

           21.11.2 arranging for the provision of the administration, technical, accommodation and other requirements of the Enterprise
                   necessary to implement work programmes and business plans;

           21.11.3 engaging and dismissing staff, labour and contractors required to administer the Enterprise and implement work
                   programmes and business plans;

           21.11.4 undertaking negotiations with the appropriate local, regional and other authorities wherever necessary;

                                       21

           21.11.5 ensuring that the Enterprise -

                   (a)  complies with its statutory obligations relating to its operations;

                   (b)  prepares and lodges all reports required by Vietnamese
                        Law;

                   (c)  keeps true and correct books, accounts and records of its operations in accordance with Vietnamese Law;

                   (d)  pays all costs and expenses incurred in carrying out
                        work programmes and business plans;

                   (e)  furnishes to the Parties a detailed quarterly report of its operation and the development of the Project; and

                   (f)  provides and maintains in force all insurances required by Vietnamese Law or regulations and any additional
                        insurance which it shall reasonably require to be
                        effected to protect the Enterprise's assets, activities,
                        employees and contractors; and

           21.11.6 determining the funding requirements of the Enterprise (if any) and the means of financing such requirements.

                                     GENERAL

22.0  CONFIDENTIALITY

     22.1 Unless otherwise agreed to by the Parties, all information obtained in relation to this Agreement, the Project or Mining Operations shall be kept confidential and shall not be disclosed by the Parties to any third parties other than:

           22.1.1  an employee of the disclosing Party participating in the
                   Project and then only to the extent necessary for such person to properly carry out his/her duties;

           22.1.2  any Party to whom disclosure is required by any applicable law or regulation or the rules of any Stock Exchange which may require disclosure;

           22.1.3  a financial institution in connection with any financing sought to be arranged by the disclosing Party for purposes directly related to this Agreement;

           22.1.4  independent consultants and contractors to the Parties whose duties and relations to the Joint Venture reasonably require such disclosure;

           22.1.5  independent accountants or legal counsel engaged by a Party for the purpose only of enabling such accountants or legal counsel to give appropriate advice to the Party in respect of matters arising under this Agreement or any agreement
                   contemplated by this Agreement.

           22.1.6  any recognised merchant or investment banking firm engaged in giving advice to the disclosing Party in connection with this
                   Agreement; and

           22.1.7  any prospective purchaser, transferee or assignee of the whole or any part of the Participating Interest of the
                   disclosing Party and any accountants, legal advisers or
                   financial institutions retained by such third party, subject to each of those persons entering into a form of
                   confidentiality agreement in a form reasonably acceptable to the non-disclosing Party.

     22.2 Each Party agrees not to exploit commercial or trade secrets and other confidential information divulged by the other Party under this Agreement and not to disclose the same to any corporation, firm or person whatsoever except to directors, officers and employees of the Enterprise where that information is required in the normal course of their duties.

     22.3 Each Party (at the request of the other Party) and the Enterprise is to obtain individual undertakings from its directors, officers and other employees to respect the secrecy of

                                       22

     trade secrets and other confidential information disclosed to them as contemplated by clause 22.2.

23.0  FORCE MAJEURE

     23.1  The obligations of each Party (other than under Sections 22.0, 24.0 and 27.0) shall be suspended, and the time of expenditure of monies by a Party shall be extended, to the extent that such Party is hindered or prevented from performance or expenditure by force majeure. Force Majeure shall include, but not be limited to, strikes, lockouts, labour and civil disturbances, unavoidable accidents, acts of nature, laws, rules, regulations, orders or decrees of any national, municipal or other law or government agency, acts of war or rebellion and conditions arising out of or attributable to war
           (declared or undeclared), shortage of necessary plant and equipment, materials, or labour (except where due to negligence, default or omission on the part of the Party), restrictions or limitation on the use of necessary equipment, materials or labour, disruptions in transportation and other matters beyond the reasonable control of such a Party and whether similar to the matters listed above or otherwise.

     23.2  No Party shall be entitled to the benefit of this section or any part hereof if the force majeure event is caused by or results from lack of funds (unless the lack of funds is caused by government intervention or regulation) or by negligence, default or

           omission of the Party claiming suspension.

     23.3  If an event of force majeure causes a suspension or extension, the
           Party affected shall give notice thereof as soon as reasonably practicable to the other Party stating the date, extent and nature thereof. A Party whose obligations or expenditure have been suspended or extended shall resume performance or expenditure as soon as reasonably possible after the removal of the event of force majeure and shall so notify the other Party.

24.0  DISPUTES AND ARBITRATION

     24.1  Any dispute arising out of or in connection with this Agreement or its performance, including the existence and validity of this
           Agreement and this section, and the scope, meaning, construction, interpretation or application of this Agreement ("DISPUTE"), shall to the fullest extent possible be settled amicably by negotiation and discussion between the Parties.

     24.2  A Dispute which is not able to be settled by amicable agreement and which is between the Parties or between the Foreign Party and a
           Vietnamese economic organisation will be finally settled by arbitration under the UNCITRAL arbitration rules contained in resolution 31/98 adopted by the United Nations General Assembly on 15
           December 1976 and entitled "Arbitration Rules of the United Nations
           Commission on International Trade Law" as presently in force.

           The arbitration will be before three arbitrators. The Vietnamese
           Party and the Foreign Party will each nominate one arbitrator and the two (2) nominees will agree on the third arbitrator. If the
           Vietnamese Party or the Foreign Party fails to nominate its arbitrator within fourteen (14) days of being required to do so, or if the two nominees cannot agree on the third arbitrator within twenty eight (28) days, then either the Vietnamese Party or the
           Foreign Party may request the chairman for the time being of the
           Singapore International Arbitration Centre to nominate the required arbitrator.

           The place of arbitration will be Singapore unless otherwise agreed.

           The arbitrators are not bound by strict rules of law where they consider the application of those rules of law to particular matters to be inconsistent with the spirit of this Agreement

                                       23

           and the underlying intent of the Parties and, as to those matters, their conclusions will reflect their judgment of the correct interpretation of all relevant terms of this Agreement and the correct and just enforcement of this Agreement in accordance with those terms. The arbitrators will not amend or modify this Agreement.
           The award rendered will apportion the costs of the arbitration.

           Any other Dispute, not of the nature referred to above, is to be referred to the Economic Court of Vietnam if it cannot be settled amicably by negotiation and discussion.

     24.3  An award in arbitral proceedings in accordance with this section 24.0
           ("ARBITRATOR'S AWARD") will be final and binding on the Parties and judgment may be entered and executed in any court having jurisdiction over either of the Parties or the assets of either of the Parties The
           Parties undertake to comply with an arbitrator's award.

     24.4  During the process of arbitration, this Agreement shall continue to be performed except and insofar as that part which remains in dispute and is in the process of being arbitrated.

25.0  DEFAULT

     25.1  If any Party (the "Defaulting Party"):

           25.1.1 fails to contribute, whether by way of debt or equity, in proportion to its Participating Interest, its share of any funds required to meet Expenditure pursuant to clause 13.3; or

           25.1.2 defaults in any other substantial obligation to be performed by it under this Agreement, and such default is not rectified within sixty (60) days of the other Party (the "Non-Defaulting Party")
           giving notice of the default to the Defaulting Party, then the
           Non-Defaulting Party can either:

           25.1.3 terminate this Agreement by giving notice of termination to the Defaulting Party following the expiration of such sixty (60) day period; or

           25.1.4 serve a notice on the Defaulting Party invoking clause 25.2.

     25.2  Where a notice invoking this clause is served on a Party in accordance with clause 25.1.4, the Participating Interest of each
           Party shall be recalculated as being that percentage which the debt and equity actually contributed by such Party bears to the total debt and equity contributed by all the Parties and the Parties respective
           Participating Interests shall be adjusted by the transfer from one
           Party to the other of such amount of Legal Capital as is necessary to reflect the new Participating Interests of the Parties.

     25.3  A default shall be deemed to have been rectified if clause 25.2 has been applied in relation to such default and an assignment of Legal
           Capital has been effected in accordance with that clause.

     25.4  The Defaulting Party IRREVOCABLY APPOINTS the Non-Defaulting Party to
           be its attorney and in its name and on its behalf to execute all transfers, consents, notices and other documents and do all things necessary for the purpose of giving effect to clause 25.2.

     25.5  The Defaulting Party indemnifies and holds harmless the
           Non-Defaulting Party against all losses, claims, damages (including loss of profit), expenses (including legal costs) and all other costs incurred or suffered by the Non-Defaulting Party, in any way and at any time arising out of the occurrence of the events specified in clause 5.1.4 or clause 25.1, or the termination of this Agreement pursuant to such clauses and the exercise of any of the rights and remedies of the Non-Defaulting Party under this Agreement.

                                       24

26.0  REPRESENTATIONS AND WARRANTIES

     26.1  The Parties enter into this Agreement in the utmost good faith, each undertaking to act in all respects in connection with the performance of this Agreement in a positive, fair and reasonable way towards the others.

     26.2  The Parties will use their best endeavours to observe, maintain and carry out the provisions of this Agreement, and to ensure that their respective appointees shall exercise their rights in such manner that the provisions of this Agreement are observed, maintained and carried out.

     26.3  Each of the Parties represents and warrants that:

           26.3.1 it has the capacity to enter into and perform under this
                  Agreement, and all the transactions and agreements
                  contemplated herein, and that all corporate and other actions required to authorise it to enter into and perform this
                  Agreement and all transactions and agreements contemplated herein have been or will be properly taken;

           26.3.2 it will not breach any other agreement or arrangement by entering into or performing this Agreement, and this Agreement when signed will have been duly executed by it and shall be valid and binding upon it in accordance with its terms; and

           26.3.3 it is able to provide its Legal Capital Contribution in the manner and form set out in this Agreement and that it is or will be in a position to perform all of its obligations under this Agreement.

27.0  NOTICES

     27.1  All notices, consents, requests and other communications
           (collectively "NOTICES") authorised or required to be given or made pursuant to this Agreement by a Party shall be given or made in writing signed by an authorised representative of such Party delivered or mailed by registered or certified mail or sent by fax addressed in accordance with the details set out for each Party in this Agreement.

     27.2  Any such Notice shall be deemed to have been properly served and received by the intended recipient:

           27.2.1 in the case of service by delivery or registered or certified mail, upon delivery;

           27.2.2 in the case of service by fax, upon the sender receiving from the intended recipient fax machine acknowledgment of legible receipt.

     27.3  Any Party may change its address for the receipt of Notices at any time by giving written notice of such change to the other Party to this Agreement in accordance with the provisions of this section.

28.0  MISCELLANEOUS

     28.1  The failure of a Party to insist on strict performance of any provisions of this Agreement or to exercise any right, power or remedy upon a breach hereof shall not constitute a waiver of any provision of this Agreement or limit the Parties rights thereafter to enforce any provision or exercise any right, power or remedy.

                                       25

     28.2  This Agreement may be amended and supplemented in accordance with a resolution of the Board of Management. However no amendments to this
           Agreement shall be binding unless in writing, signed by each Party, and if required to be by Vietnamese Law, approved by MPI.

     28.3  This Agreement is executed in the Vietnamese and English languages, both of which shall be considered equally authentic.

     28.4  This agreement contains the entire understanding of the Parties relating to the Joint Venture and there are no promises, terms, conditions or obligations, oral or written, express or implied, other than those contained in this Agreement.

     28.5  This Agreement shall be governed and construed in accordance with the provisions of Vietnamese Law and the Investment Licence.

           Each Party agrees to take such actions and execute such additional instruments as may be reasonably necessary to implement and carry out the intent and purposes of this Agreement.

     28.7  This Agreement shall benefit and be binding upon the Parties and their respective successors and personal representatives and any permitted assignees or transferees of their rights, and references to the Parties shall be construed accordingly.

     28.8  Where there is inconsistency between the terms of the Charter and the terms of this Agreement the terms of this Agreement will prevail.

Signed for and on behalf of
MINCO in the presence of:                [SEAL]

/s/ NGUYEN XUAN TUONG
-------------------------------------
WITNESS

Signed for and on behalf of
NVMC in the presence of:                 [SEAL]

/s/ PAUL SETON
-------------------------------------
WITNESS

                                       26

                                  [MAP OMITTED]

LEGEND

[GRAPHIC OMITTED]

Project Area

Exploraion Area

Mining Area

SCHEDULE A

- PROJECT AREA
- EXPLORATION AREA
- MQIING AREA

                                       27

                                  Schedule "B"

                      TAXATION BENEFITS AND OTHER PETITIONS

B.1  On the basis that the Project is one that is encouraged because it is in a region with especially difficult socio-economic conditions referred to in the relevant list of regions attached to Decree 24 the Joint Venture shall apply for a business income tax (BIT) rate of 10%, applicable for the whole of the term of the investment from the time when the Project commences its business and production activities.

B.2  Notwithstanding clause B.1 above, the Joint Venture shall apply for a BIT exemption for a period of four (4) years from the tax year in which the
     Enterprise first makes profits and a fifty per cent (50%) reduction of BIT for a further period of four (4) succeeding years.

B.3  The Joint Venture shall apply for a gross royalty on all gold produced not exceeding two per cent (2%) to three per cent (3%), and shall require an exemption from obligation to pay any other fees or taxes on resources won including water.

B.4  Pursuant to Article 29 of Decree 76/2000/ND-CP dated 25 December 2000 the
     Joint Venture shall apply for an Exclusive Right Fee not exceeding:

     First year:          VND 300,000 per square kilometre per annum

     Second year:         VND 400,000 per square kilometre per annum

     Third year:          VND 550,000 per square kilometre per annum

     Fourth year onwards: VND 700,000 per square kilometre per annum

B.5  The Joint Venture shall apply for rent to be set and exemptions given pursuant to MOF issued Decision 189/2000/QD-BTC dated 24 November 2000 and on the following terms:

     B.5.1 an 11-year rent free period;

     B.5.2 rental level of US$0.01 per square metre per annum

     B.5.3 rent to be levied only on the actual land being utilised, and if part only of a hectare is being utilised then only a corresponding proportion of the hectare rate will be payable.

B.6  The Joint Venture shall apply for an exemption from import duties on all raw materials for the first five (5) years of operation of the Enterprise and all imported Plant & Equipment, machinery, spare parts, construction and business facilities including transport vehicles and other materials which relate to the Project whether brought into Vietnam as part of the
     Total Invested Capital or otherwise.

B.7  The Joint Venture shall apply for an exemption from the Value Added Tax
     (VAT) on imported materials used to produce goods for export and on equipment, machinery, specialized means of transport, construction materials and other materials as referred to in Article 60 of Decree 24.
     Where VAT is payable during the construction phase and is legally refundable, the Joint Venture shall apply for VAT refunds on a monthly basis irrespective of construction duration.

B.8  The Joint Venture shall apply for exemption from any sales tax or export tax payable in respect of the re-export of items imported by the Parties for its operations and activities.

B.9  The Joint Venture shall require the right to maintain books of account in
     USD for purposes of determining Legal Capital at the time of liquidation.

B.10 The Joint Venture shall require the right to adopt a financial year-end as at 31 December.

                                       28

B.11 The Joint Venture shall seek guarantees that no further taxes or like payments will be levied by the Government (including the provinces) on the
     Joint Venture and the Enterprise other than the payments mentioned in this application.

B.12 The Joint Venture will seek guarantees from the Government that it will have sole and exclusive rights to explore and exploit Minerals within the
     Project Area and that invested capital, property and assets shall not be expropriated, requisitioned and nationalised.

B.13 The Joint Venture will seek always to be able to maintain banking and marketing procedures adequate to assure international bankers, financiers and investors that Project loans can be repaid and profits remitted.

B.14 The Joint Venture shall seek a three per cent (3%) tax on the amount of any profit remittance.

B.15 The Joint Venture shall seek guarantees from the Government that it will co-operate to ensure that all purposes of the Enterprise are met and that all necessary Plant and Equipment can be utilised, and Mining Operations can be carried out according to usual international practices and that all necessary permits and authorizations will be granted by the provinces to enable the Project to proceed efficiently.

B.16 The Foreign Party shall seek the right to repatriate to their place of origin:

     B.16.1 share of profits or bullion;

     B.16.2 any expenses or approved payments to any person (including the
            Parties) incurred outside Vietnam and relating to the Project.

B.17 The Joint Venture shall seek the right:

     B.17.1 to carry forward exploration (including feasibility) or administration expenditure indefinitely for offset against revenue from any source;

     B.17.2 to carry forward capital expenditure for immediate deductibility against revenue;

     B.17.3 not to offset any carried forward deductions during the tax exempt period but to carry forward the deductions indefinitely through to the years of profit.

                                       29

                                  "Schedule C"

                             ESTIMATED CAPITAL COSTS

ITEM

FIXED ASSETS           USD(M)
--------------------   ------
Plant Workshop           0.07
Office                   0.04
Machinery, Equipment     3.90
Other Fixed Assets       5.20
Working Capital          0.79
Total                   10.00

                                       30

                               TABLE OF CONTENTS

SECTION   SUBJECT                        PAGE
-------   -------                        ----
          Parties                          2
          Background                       2

Preliminary Provisions

1.0       Definitions                      3

ESTABLISHMENT PROVISIONS

2.0  Establishment of Joint Venture        8

4.3  Establishment of Enterprise           8

4.0  Capital and Responsibilities          11

5.0  Term & Termination                    11

PROCEDURAL PROVISIONS

6.0  Investment License                    11

7.0  Exploration                           12

8.0  Feasibility Study                     12

9.0  Decision to Mine                      12

10.0 Mining License                        13

11.0 Material & Labour                     13

12.0 Environment                           14

FINANCIAL PROVISIONS

13.0 Total Invested Capital & Financing    14

14.0 Distribution of Profits               15

15.0 Transfer of Legal Capital             15

16.0 Accounting Principles                 16

17.0 Banking & Insurance                   17

18.0 Sale of Product                       17

REGULATORY PROVISIONS

19.0 Board of Management                   18

20.0 Meetings of the Board of Management   19

21.0 General Management                    20

GENERAL PROVISIONS

22.0 Confidentiality                       22

23.0 Force Majeure                         22

24.0 Disputes & Arbitration                23

25.0 Default                               24

25.0 Representations & Warranties          24

27.0 Notices                               25

28.0 Miscellaneous                         25

                                       31

SCHEDULES

A.   Project Area                          27

B.   Taxation Benefits & Other Petitions   28

C.   Estimated Capital Costs               30